Vanguard PRIMECAP Fund
                     Investment Advisory Agreement Addendum

                             Effective July 1, 2006

This Addendum amends Section 4 of the Investment Advisory Agreement dated October 1, 2004 between Vanguard Chester Funds (the "Trust") and PRIMECAP Management Company (the "Advisor") for the management of Vanguard PRIMECAP Fund, a series of the Trust (the "Fund"), as follows:

A. AMENDMENT

The following shall replace the first paragraph of Section 4 of the Agreement in its entirety:

4. COMPENSATION OF ADVISOR. For services rendered pursuant to this Agreement, the Fund shall pay to the Advisor, for the first fiscal quarter in which this Agreement is in effect, a fee calculated as described in APPENDIX A. For each fiscal quarter after the first fiscal quarter in which this Agreement is in effect, the Fund shall pay to the Advisor, at the end of the quarter, a fee calculated by applying the following annual percentage rates to the average daily net assets of the Fund, then divide the result by four. For purposes of the compensation calculation, the average daily net assets of the Fund are the Fund assets that are managed by the Advisor (including cash that may be directed to The Vanguard Group, Inc. for cash management purposes) during the quarter.

In the event of termination of this Agreement, the fee provided in this Section for the period beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the "Short Quarter") shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the Fund during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.



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B. MISCELLANEOUS

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms.

PRIMECAP MANAGEMENT COMPANY            VANGUARD CHESTER FUNDS


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Signature               Date           Signature               Date


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